CONSENT OF FINANCIAL ADVISOR

We consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Bank of Mecklenburg, in which we discuss the fairness of the merger to Bank of Mecklenburg's shareholders from a financial viewpoint. We also consent to any references to such letter and to our firm in the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder.

                              (Sig of Equity Research Services, Inc.)
                                Equity Research Services, Inc.
June 18, 1997